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Exhibit 4.1

KIMO.COM (CAYMAN) CORPORATION
2000 STOCK OPTION PLAN

    Kimo.com (Cayman) Corporation, a Cayman Islands corporation, wishes to attract key employees to the Company and its Subsidiaries and induce key employees to remain with the Company and its Subsidiaries, and encourage them to increase their efforts to make the Company's business more successful whether directly or through its Subsidiaries. In furtherance thereof, the Kimo. Com (Cayman) Corporation 2000 Stock Option Plan is designed to provide equity-based incentives to key employees and directors of the Company and to certain outside consultants and advisors of the Company and its Subsidiaries.

1.  Definitions

    Whenever used herein, the following terms shall have the meanings set forth below:

    "Board" means the Board of Directors of the Company.

    "Cause" means, unless otherwise provided in the Optionee's Option Agreement, (i) engaging in a (a) wilful or gross misconduct or (b) wilful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or its affiliates thereof, (iv) fraud, insubordination, misappropriation or embezzlement, (v) a breach of the Optionee's employment agreement (if any) with the Company or its Subsidiaries or its affiliates, or (vi) any act detrimental to the Company or its Subsidiaries or its affiliates, including participation in a hostile takeover of the Company or its Subsidiaries or its affiliates.

    "Change in Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group; and (ii) any person or group (other than the Company or an affiliate thereof) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Company, including by way of merger, consolidation or otherwise.

    "Committee" means the Committee appointed by the Board under Section 3.

    "Company" means Kimo.com (Cayman) Corporation, a company incorporated under the laws of Cayman Islands.

    "Date of Employment" means the date as at which the Optionee commenced his or her employment relationship with the Company or a Subsidiary.

    "Date of Grant" means the date specified as such, as set out in each Optionee's Option Agreement with the Company.

    "Disability" means, unless otherwise provided by the Committee in the Optionee's Option Agreement, a disability which renders the Optionee incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve month period.

    "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

    "Fair Market Value" per Shares as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee; (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and ask prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee; or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make discretionary determinations where the Shares have not been traded for 10 trading days.

    "First Vesting" means the date as at which, or the occurrence of the event upon which the Option granted to the Optionee, or a portion thereof, first becomes vested.

    "IPO" means the initial public offering of the securities of the Company.

    "IPO Price" means the price per Shares of the Company designated as such at IPO.

    "Option" means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restriction in the Plan and the applicable Option Agreement, a number of Shares determined by the Committee.

    "Option Agreement" means a written agreement in a form approved by the Committee to be entered into by the Company and the Optionee of an Option, as provided in Section 4.

    "Option Price" means the exercise price per Share.

    "Option Term" means 60 months, or the period as otherwise set out in the Optionee's Option Agreement.

    "Optionee" means an employee of the Company or its Subsidiaries, a Director of the Company or its Subsidiaries (whether or not such Director is also an employee of the Company or its Subsidiaries), a consultant or advisor to the Company or its Subsidiaries (excluding a consultant or advisor who directly or indirectly promotes or maintains a market for the securities of the Company or any Subsidiary) who is not an employee of the Company or its Subsidiaries, and such other persons as the Committee shall select from time to time, in each case to whom an Option is granted, or the Successors of an Optionee, as the context so requires.

    "Option Price" means the exercise price per Share.

    "Plan" means the Company's 2000 Stock Option Plan, as set forth herein and as the same may from time to time be amended.

    "Pre-Vesting Period" means a period of not less than 90 days, commencing from the Date of Employment and ending at the sole discretion of the Company or a Subsidiary.

    "Securities Act" means the United States Securities Act of 1933, as amended.

    "Shares" means ordinary shares of par value US$0.001 each of the Company.

    "Subsidiary" means any corporation of which more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned by the Company.

    "Successor" of an Optionee means the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee.

    "Vesting Commencement Date" means (i) where the Optionee commenced his or her employment with the Company or a Subsidiary between the first through the fifteenth day of a calendar month, the Vesting Commencement Date shall be the first day of such calendar month or (ii) where the Optionee commenced his or her employment with the Company or a Subsidiary between the sixteenth through the last day of a calendar month, the Vesting Commencement Date shall be the first day of the immediately succeeding calendar month.

    "Vesting Period" means a period of 48 months commencing on the Vesting Commencement Date, or such period as otherwise set out in Optionee's Option Agreement.

2.  Effective Date and Termination of Plan

    The effective date of the Plan is that date on which the Plan is approved by the Board of the Company. The Plan shall not become effective unless and until it is so approved. The Plan shall terminate on, and no Option shall be granted hereunder on or after, the 5-year anniversary of the earlier of the approval of the Plan by (i) the Board or (ii) the shareholder of the Company; provided, however, that the Board may at any time prior to that date terminate the Plan.

3.  Administration of Plan

    The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two Directors of the Company. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan specifically relating to such member.

4.  Eligibility and Grant of Options; Committee Authority

    Subject to the provisions of the Plan, the Committee shall, in its discretion as reflected by the terms of the Option Agreements: (i) authorize the granting of Options to eligible Optionees; (ii) determine and designate from time to time those eligible Optionees to whom Options are to be granted and the number of Shares to be optioned to each Optionee; (iii) determine the number of Shares subject to each Option; (iv) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; and (v) determine or impose other conditions to the grant or exercise of Options, or otherwise adjust the Option Price notwithstanding the provisions or pricing policy as set out in Section 6 or any other provision contained herein, or under the Plan as the Committee may deem appropriate. In determining eligibility to receive an Option, as well as in determining the number of Shares to be optioned to any Optionee, the Committee may consider the position and responsibilities of the Optionee, the nature and value to the Company of the Optionee's services and accomplishments whether directly or through its Subsidiaries, the Optionee's present and potential contribution to the success of the Company whether directly or through its Subsidiaries and such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. The Optionee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restriction imposed on the Optionee pursuant to the express provisions of the Plan and the Option Agreement.

    Nothing in the Plan or in any Option granted pursuant to the Plan shall confer on any individual any right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate the individual's employment at any time.

    Without limitation to the foregoing, the Option Agreement may contain terms and conditions which limit the Optionee's ability to exercise all or any portion of the Options granted thereunder under circumstances in which the Optionee's performance of his or her duties falls below specified performance criteria set forth in such Option Agreement.

5.  Number of Shares Subject to Options

    Subject to adjustments pursuant to Section 17, Options with respect to an aggregate of no more than 8,000,000 Shares may be granted under the Plan. Notwithstanding the foregoing provisions of this Section 5, Shares as to which an Option is granted under the Plan that remains unexercised at the expiration, forfeiture or other termination of such Option may be the subject of the grant of further Options. Shares issued hereunder shall consist of authorized and unissued shares. The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Option Agreement, or as the Committee may otherwise deem appropriate.

6.  Option Price

    The Option Price shall be determined by the Committee on the date the Option is granted and reflected in the Option Agreement. Any particular Option Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option. For an Optionee who is an employee or Director of the Company or a Subsidiary, the Committee shall determine the Option Price for such Optionee based on the following pricing policy:

For an Optionee who joined the Company or a Subsidiary between the following dates::
January 1, 1997 — August 5, 1997	$0.10
August 6, 1997 — December 24, 1997	$0.20
December 25, 1997 — July 13, 1998	$0.30
July 14, 1998 — January 24, 1999	$0.40
January 25, 1999 — August 1, 1999	$0.50
August 2, 1999 — December 31, 1999	$0.60
January 1, 2000 — February 14, 2000	$0.80
February 15, 2000 — March 31, 2000	$1.10
April 1, 2000 — May 15, 2000	$1.50
May 16, 2000 — June 30, 2000	$2.00
July 1, 2000 — August 15, 2000*	$2.60
August 16, 2000 — September 30, 2000*	$3.30
After October 1, 2000	To be determined by the Committee

*
If the IPO occurs during this period, the Committee has the discretion to adjust the Option Price up to but not exceeding the IPO price.

7.  Period of Option and Vesting

    (a) Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the fifth anniversary of the Date of Grant or shall have such other term as is set forth in the applicable Option Agreement. The Option shall also expire, be forfeited and terminate upon the commencement of the dissolution, liquidation or other proceedings for the winding up of the Company or at such times and in such circumstances as otherwise provided hereunder or under the Option Agreement.

    (b) Each Option, to the extent that there has been no termination of the Optionee's employment and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Option Agreement, as determined by the Committee at the time of grant. Unless otherwise provided in the Option Agreement, no Option (or portion thereof) shall ever be exercisable if the Optionee's employment with the Company and its Subsidiaries has terminated before the time at which such Option would otherwise have become exercisable, and any Option that would otherwise become exercisable after such termination shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 7(b), Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee's Options, if and to the extent otherwise exercisable hereunder or under the applicable Option Agreement after the Optionee's death, may be exercised by the Successors of the Optionee.

    (c) Unless otherwise determined by the Committee, the Vesting Period for any Option granted to an employee of the Company or a Subsidiary under this Plan shall be subject to the following guidelines:

Optionee Classification	First Vesting	Percentage of Options vesting upon the First Vesting	Vesting schedule after the First Vesting
Class A Optionees Optionees who joined the Company or a Subsidiary after August 1999.	First day of September, December, March or June, whichever month immediately follows the completion of the Optionee's Pre-Vesting Period, provided the Option has been granted.	Length of time from Vesting Commencement Date to the date of First Vesting (in months) divided by the Vesting Period, multiplied by 100 to the second decimal.	6.25% at the end of every three month period after First Vesting. In no event shall the accumulated vesting percentage exceed 100%. All Options granted shall be 100% vested upon completion of 48 months of continuous employment from Vesting Commencement Date.
Class B Optionees Optionees who joined the Company or a Subsidiary prior to September 1999	June 1, 2000	18.75%	6.25% at the end of every three month period after First Vesting for a period of not more than 39 months.

8.  Exercisability Upon and After Termination of Optionee

    (a) Unless otherwise provided in the Option Agreement, if the Optionee's employment with the Company and its Subsidiaries is terminated other than by reason of voluntary separation, Cause, death, retirement or Disability, no exercise of an Option may occur after the expiration of the three-month period to follow the termination, or if earlier, the expiration of the term of the Option as provided under Section 7; provided that, if the Optionee should die after termination of employment, such termination being for a reason other than Disability or retirement, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (i) one year from the date of termination of employment of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 7.

    (b) Unless otherwise provided in the Option Agreement, if the Optionee's employment with the Company and its Subsidiaries terminates due to the death, retirement or Disability of the Optionee, no exercise of an Option may occur after the expiration of the one-year period to follow such termination or, if earlier, the expiration of the term of the Option in accordance with Section 7.

    (c) Notwithstanding any other provision hereof, unless otherwise provided in the Option Agreement, if (i) the Optionee's employment is terminated by the Company and its Subsidiaries for Cause or (ii) the Optionee voluntarily terminates employment with the Company and its Subsidiaries (other than on account of death, retirement or Disability) the Optionee's Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

    (d) Except as may otherwise be expressly set forth in this Section 8, and except as may otherwise be expressly provided under the Option Agreement, no provision of this Section 8 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon cessation of employment.

9.  Exercise of Options

    Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

10. Payment

    (a) The aggregate Option Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:

  (i)
  a certified or bank cashier's check;

  (ii)
  the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Committee given as consideration under such a program, in each case if permitted by the Committee in its discretion, if such a program has been established and the Optionee is eligible to participate therein; or

  (iii)
  by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

    (b) The Committee, in its discretion, may also permit the Optionee to elect to exercise an Option by receiving a combination of Shares and cash, or, in the discretion of the Committee, solely in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Option Price, as determined as of the day the Option is exercised.

    (c) Except in the case of Options exercised by certified or bank cashier's check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate. Any fractional Shares resulting from an Optionee's election that are accepted by the Company shall in the discretion of the Committee be paid in cash.

11. Tax Withholding

    The Committee may, in its discretion, require the Optionee to pay to the Company at the time of exercise of any Option the amount that the Committee deems necessary to satisfy the Company's obligation to withhold income or other taxes incurred by reason of the exercise. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state, national or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate. Notwithstanding anything contained in the Plan to the contrary, the Optionee's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares to the Optionee, and the failure of the Optionee to satisfy such requirements with respect to the exercise of an Option shall cause such Option to be forfeited.

12. Exercise by Successors and Payment in Full

    An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the committee, if and as applicable.

13. Nontransferability of Option

    Each Option granted under the Plan shall by its terms be nontransferable by the Optionee except by will or the laws of descent and distribution of the jurisdiction wherein the Optionee is domiciled at the time of his death; provided, however, that the Committee may (but need not) permit other transfers, where the Committee concludes that such transferability is appropriate and desirable.

14. Right of First Refusal; Right of Repurchase

    At the time of grant, the Committee may provide in connection with any grant made under the Plan that Shares received in connection with Options shall be subject to a right of first refusal pursuant to which, the Company shall be entitled to designate a third party to purchase such Shares, in the event of a prospective sale of the Shares, subject to such terms and conditions as the committee may specify at the time of grant or (if permitted by the Option Agreement) thereafter, and to a right of repurchase, pursuant to which the Company shall be entitled to repurchase such Shares at a price determined by, or under a formula set by, the Committee at the time of grant or (if permitted by the Option Agreement) thereafter, subject to such other terms and conditions as the Committee may specify at the time of grant or as otherwise specified in the Option Agreement.

15. Regulations and Approvals

    (a) The grant of any Option pursuant to the Plan and the obligation of the Company to sell Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable U.S. federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

    (b) The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to share options.

    (c) Each Option is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

    (d) In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

16. Interpretation and Amendments; Other Rules

    The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate.

    Without limiting the generality of the foregoing, the Committee may (i) determine (A) the conditions under which an Optionee will be considered to have retired or become disabled and (B) whether any Optionee has done so; (ii) establish or assist in the establishment of a program (which need not be administered in a nondiscriminatory or uniform manner) under which the Company or a third party may make bona fide loans on arm's -length terms to any or all Optionees to assist such Optionees with the satisfaction of any or all of the obligation that such Optionees may have hereunder or under which third-party sales may be made for such purpose (including, without limitation, a loan program under which the Company or a third party would advance the aggregate Option Price to the Optionee and be repaid with Option Shares or the proceeds thereof and a sale program under which funds to pay for Option Shares are delivered by a third party upon the third party's receipt from the Company of share certificates); (iii) determine the extent, if any, to which Options or Shares shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (iv) interpret the Plan and the Option Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (v) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

    Unless otherwise expressly provided hereunder, the Committee, with respect to any Option, may exercise its discretion hereunder at the time of the award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect an Optionee with respect to Options previously granted unless such amendments are in connection with compliance with applicable laws; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Shares, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Shares is obtained.

17. Changes in Capital Structure

    If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company or its Subsidiaries or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Shares other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Options, then the Committee may forthwith take any such action as in its judgment shall be necessary to preserve to the Optionees' rights substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in (x) the number and kind of shares subject to Options, (y) the Option Price, and (z) the number and kind of shares available under Section 5. To the extent that such action shall include an increase or decrease in the number of Shares and the Option Price subject to outstanding Options, the number of Shares available under Section 5 above shall be increased or decreased, as the case may be, proportionately.

    Notwithstanding anything to the contrary contained herein, in the event the Company issues shares of capital stock before its initial public offering in the year 2000 (the "Pre-IPO Financing") other than issuance of Shares to employees pursuant to the Plan, the Company shall increase the number of

Shares available under Section 5 above so that the total number of Shares subject to Options authorized pursuant to this Plan shall be adjusted so as to equal fifteen (15) percent of the total issued and outstanding Shares of the Company immediately after the Pre-IPO Financing, provided, however, that in the event that the aggregate number of Shares subject to Options authorized after adjustments is not a multiple of one million, the Committee may round such aggregate number of Shares up or down, in its discretion, to the nearest multiple of one million.

    If a Change in Control shall occur, then the Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control (including, without limitation, the substitution of shares other than shares of the Company as the Shares optioned hereunder, and the acceleration of the exercisability of the Options), provided that the Committee determines that such adjustments do not have a substantial adverse economic impact on the Optionee as determined at the time of the adjustments.

    The judgment of the committee with respect to any matter referred to in this Section 17 shall be conclusive and binding upon each Optionee without the need for any amendment to the Plan; provided that (a) the aggregate intrinsic value (i.e., the difference between the Fair Market Value and the Option Price) of the Options immediately after any adjustment made pursuant to this Section 17 is not greater than the aggregate intrinsic value of the Options immediately before the adjustment, (b) the ratio of the Option Price to the Fair Market Value of the Shares is not reduced by any adjustment made pursuant to this Section 17, and (c) the vesting provisions and term of the Options remain the same regardless of any adjustment made pursuant to this Section 17.

18. Notices

    All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Optionee, shall be delivered personally or mailed to the Optionee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 18.

19. Rights as Shareholder

    Neither the Optionee nor any person entitled to exercise the Optionee's rights in the event of death shall have any rights of a shareholder with respect to the Shares subject to an Option, except to the extent that a certificate for such Shares shall have been issued upon the exercise of the Option as provided for herein.

20. Exculpation and Indemnification

    To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, wilful misconduct or criminal acts of such persons.

21. Captions

    The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

22. Governing Law

    The Plan shall be governed by the laws of the State of New York of the United States without reference to principles of conflict of laws.

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KIMO.COM (CAYMAN) CORPORATION 2000 STOCK OPTION PLAN